Exhibit 10.2

LEASE AMENDMENT AGREEMENT dated effective June 1, 2021.

BY AND BETWEEN :

NEOMED INSTITUTE, a corporation governed by the Canada Not-for-profit Corporations Act, having its principal place of business at 7171, Frederick-Banting Street, Saint-Laurent, Province of Québec, H4S 1Z9;

(the “Lessor”)

AND:

REPARE THERAPEUTICS INC., a corporation duly incorporated under the Canada Business Corporations Act, with its head office at 7210 Frederick-Banting Street, Suite 100, Saint- Laurent, Province of Québec H4S 2A1 herein acting and represented by Lloyd Segal, Chief Executive Officer, duly authorized for the purposes hereof;

(the “Lessee”)

WHEREAS the Lessor and the Lessee entered into the certain Lease Agreement dated

November 26, 2019 (the "Lease"), and the certain Lease Amendment Agreement dated June 5, 2020 (the “Lease Amendment No.1”) in respect of the premises in the building being erected at 7171 Frederick Banting Street, Saint-Laurent, Québec, H4S 1Z9 (the “Building”).

WHEREAS the Lessor and the Lessee entered into the certain Lease Amendment Agreement dated June 11, 2020 (the “Lease Amendment No.2”) under which the Lessor leased to the Lessee the Additional Leased Premises as defined in Lease Amendment No.2.

WHEREAS subsequent to the execution of Lease Amendment No.2, and prior to Lessee’s occupation of the Additional Leased Premises (as defined in Lease Amendment No.2), the Lessee requested to lease additional premises (offices) in the Building and also request physical changes be made to the Additional Leased Premises (as defined in Lease Amendment No.2) and newly requested premises, which additional premises the Lessor wishes to lease to the Lessee, and which physical changes the Lessor wishes to implement.

WHEREAS the Parties wish to replace the Lease Amendment No.2 with this Lease Amendment Agreement (the “Lease Amendment No.3”), addressing the additional requested premises, physical changes to the Additional Leased Premises (as defined in Lease Amendment No.2) and newly requested premises, the Lessor’s associated costs, and the revised delivery date of the Additional Leased Premises (as defined in Lease Amendment No.2) and newly requested premises.

NOW, THEREFORE in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follow:

1. Defined Terms

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Lease.

2. Replacement of Lease Amendment No.2

The Parties hereby acknowledge and agree that Lease Amendment No.2 is hereby cancelled and replaced in its entirety by this Lease Amendment No.3 with effect as of June 1, 2021.  The Parties further acknowledge and agree that neither Party is in breach of its obligations under Lease Amendment No.2 at the time of its cancellation, and no breach of Lease Amendment No.2 is caused by its cancellation.

3. Additional Leased Premises

3.1 The Lease is hereby amended to insert the following immediately following Section 2.4 of the Lease:

“2.5 Updated Additional Leased Premises

The Lessor hereby agrees to lease to the Lessee, and the Lessee hereby accepts to lease, the additional office premises located on the second floor of the Building, which the Parties acknowledge and agree will be deemed 3,471 square feet, and which is described in Schedule A hereto and referred to as units # 270, 270A, 270B, 270C and 270D, 270E, 270F, 270G, 270H, 270J, 270K, 270L, 270N, 270O, 270P, 271, and 272 (the “Updated Additional Leased Premises”).

The commencement date for leasing the Updated Additional Leased Premises under the Lease will be June 1, 2021.  For certainty, the expiry date for the term of the lease of the Updated Additional Leased Premises shall be the expiry of the Initial Term, subject to the terms and conditions of the Lease and any early termination thereof.

Notwithstanding anything in this Lease, and not withstanding the commencement date for leasing the Updated Additional Leased Premises, the delivery date of the Updated Additional Leased Premises will be November 19, 2021

The Lessee shall pay to the Lessor the following annual rent specific to the Updated Additional Leased Premises:

(i)

for the period from the commencement date for leasing of the Updated Additional Leased Premises (June 1, 2021) up to and including May 31, 2022, the sum of sixty-five dollars (CAD $65.00) per square foot of the Updated Additional Leased Premises, which the Parties acknowledge and agree will be deemed 3,471 square feet, in addition to the Goods and Services Tax (GST) and the Quebec Sales Tax (QST); and

(ii)

for the 12 month period ending in each subsequent anniversary of the commencement date for leasing of the Updated Additional Leased Premises, the amount payable in the previous leasing year plus two percent (2%).

The annual rent specific to the Updated Additional Leased Premises shall be payable in equal and consecutive monthly instalments, in advance on the first day of each month, with adjustments, if any, on a per diem basis. Notwithstanding, rent due for the months of June and July, 2021, shall be paid by Lessee to Lessor on execution of this Lease Amendment No.3, and, for certainty, the next monthly instalment of annual rent shall be due on August 1, 2021.

On execution of this Lease Amendment No.3, the Lessee shall submit a deposit, in an amount equal to three (3) months of the first year rent specific to the Updated Additional Leased Premises, to the Lessor (the "Additional Deposit").

In the event the Lessor is unable to deliver the Updated Additional Leased Premises by the November 19, 2021, the Lessee shall cease to be responsible to pay rent due for the Updated Additional Leased Premises for the period from November 19, 2021to the date that the Lessor actually completes delivery of the Updated Additional Leased Premises, unless the late delivery of the Updated Additional Leased Premises is due to:

(i)	Force Majeure; or
(ii)	A request to make new changes to the Updated Additional Leased Premises is received from the Lessee after June 1, 2021, and is approved and acted upon by Lessor.

The Parties acknowledge and agree that as consideration for the additional costs already incurred and to be incurred by the Lessor in satisfying the

Lessee’s requests, received prior to June 1, 2021, for changes to the Updated Additional Leased Premises, the Lessee shall pay the Lessor a lump sum, nonrefundable amount of three hundred ninety-three thousand dollars (CAD $393, 000) due and payable on execution of this Lease Amendment No.3, as full and final payment for the changes to the Updated Additional Leased Premises requested prior to June 1, 2021.

The Parties acknowledge and agree that the Lessee shall be solely responsible for any additional costs incurred by the Lessor, on a pass through basis, associated with new changes to the Updated Additional Leased Premises, in the event a new request to adjust the Updated Additional Leased Premises is received from the Lessee on or after June 1, 2021 and is approved and acted upon by Lessor.

Lessor shall be responsible for ensuring that the Updated Additional Leased Premises are LEED certified.  To comply with the certification procedure, it is estimated that a ventilation purge must be performed for seventeen (17) days after completion of construction of the Updated Additional Leased Premises and prior to occupancy of the Updated Additional Leased Premises by the Lessee.  Notwithstanding anything in this Lease, the Updated Additional Leased Premises will be accessible to the Lessee only after completion of such ventilation purge. Further, the monitoring of the ventilation system (temperature & humidity level) will continue after the delivery of the Leased Premises, which monitoring is estimated to require, but may exceed, fortyeight (48) days, and which monitoring: (i) will be permitted and will not be construed as a breach by Lessor of any obligation of the Lease, notwithstanding anything in the Lease, and (ii) will not affect the rent due for the Updated Additional Leased Premises under the Lease.

All of the terms of the Lease shall apply to the leasing of the Updated Additional Leased Premises mutatis mutandis unless otherwise herein provided, including without limitation Sections 3.2, 3.3 and 3.4 but excluding Section 6.1 of the Lease.”

4. Interpretation

The term “Leased Premises” of the Lease shall be modified to refer also to the Updated Additional Leased Premises, unless the context of use in the Lease, and the intent described herein, indicate otherwise, in which case the intent herein will govern.  The term “Rent” of the Lease shall be modified to refer also to the rent specific to the Updated Additional Leased Premises, unless the context of use in the Lease, and the intent described herein, indicate otherwise, in which case the intent herein will govern.  The term “Deposit” of the Lease shall be modified to refer also to the Additional Deposit, unless the context of use in the Lease, and the intent described herein, indicate otherwise, in which case the intent herein will govern.

5. Continuing Obligations

Save and except as expressly modified herein, the terms and conditions of the Lease remain unchanged and in full force and effect.

6. Governing Laws

This agreement shall be governed by the laws of the Province of Québec.

7. Counterparts

This Agreement may be executed in any number of counterparts by any one or more of the Parties to be bound hereby. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

8. Language

The Parties acknowledge that they have requested that this Lease Amendment No.3 and all documents, notices, correspondence and legal proceedings arising from this Lease Amendment No.3 or relating hereto be drawn up in English. Les parties reconnaissent qu’elles ont exigé que cette convention ainsi que tout document, avis, correspondance et procédure légale découlant de cette convention soient rédigés en anglais.

NEOMED INSTITUTE REPARE THERAPEUTICS INC.

Per:    /s/ Matthew Carlyle_______   Per:    /s/ Steve Forte_________________

             Matthew Carlyle, CFO Steve Forte, CFO

SCHEDULE A

Plan of Updated Additional Leased

Premises